Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	July 26, 2017
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 2nd QUARTER 2017 FINANCIAL RESULTS

Worthington, Ohio – July 26, 2017 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the second quarter ended June 30, 2017.

Highlights

•	Net income for the three months ended June 30, 2017 totaled $556,000 and increased $134,000, or 31.8%, compared to net income of $422,000 for the three months ended June 30, 2016.
•	Net income for the six months ended June 30, 2017 totaled $960,000 and increased $222,000, or 30.1%, compared to net income of $738,000 for the six months ended June 30, 2016.

•	Net interest income totaled $3.4 million for the quarter ended June 30, 2017 and increased $567,000, or 20.0%, compared to $2.8 million for the quarter ended June 30, 2016.
•	Net interest income totaled $6.5 million for the six months ended June 30, 2017 and increased $967,000, or 17.6%, compared to $5.5 million for the six months ended June 30, 2016.

•	Net loans increased $19.7 million, or 5.7%, to $365.8 million at June 30, 2017 compared to $346.1 million at December 31, 2016.
•	Credit quality remains strong with net recoveries of $33,000 for the six months ended June 30, 2017. Criticized and classified assets decreased 7.3% since December 31, 2016.

Net income for the three months ended June 30, 2017 totaled $556,000 and increased $134,000, or 31.8%, compared to net income of $422,000 for the three months ended June 30, 2016.  The increase in net income was due to a $567,000 increase in net interest income and a $160,000 decrease in provision expense, partially offset by a $414,000 increase in noninterest expense, a $113,000 decrease in noninterest income and a $66,000 increase in income tax expense.

Net income attributable to common stockholders for the three months ended June 30, 2017, totaled $341,000, or $0.02 per diluted common share, and increased $134,000, or 64.7%, compared to net income attributable to common stockholders of $207,000, or $0.01 per diluted common share, for the three months ended June 30, 2016.  For the three months ended June 30, 2017 and 2016, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $215,000 for each period.

Net income for the six months ended June 30, 2017 totaled $960,000 and increased $222,000, or 30.1%, compared to net income of $738,000 for the six months ended June 30, 2016.  The increase in net income was due to a $967,000 increase in net interest income and a $210,000 decrease in provision expense, partially offset by a $580,000 increase in noninterest expense, a $251,000 decrease in noninterest income and a $124,000 increase in income tax expense.

Net income attributable to common stockholders for the six months ended June 30, 2017, totaled $531,000, or $0.03 per diluted common share, and increased $222,000, or 71.8%, compared to net income attributable to common stockholders of $309,000, or $0.02 per diluted common share, for the six months ended June 30, 2016.  For the six months ended June 30, 2017 and 2016, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $429,000.

Timothy T. O’Dell, President and CEO, commented, “We are pleased that our strong earnings growth trends continued with second quarter net income increasing 31.8%, and up 30.1% thru the first half of 2017.  Loan activities and pipelines are expanding in both the Commercial and Residential Mortgage Lending businesses.  We have recently announced the expansion of our footprint to include Cincinnati which will represent our fourth major metro Ohio market.  We are enthused by our continued earnings progression and with our business prospects for the second half of this year.”

Overview of Results

Net interest income.  Net interest income totaled $3.4 million for the quarter ended June 30, 2017 and increased $567,000, or 20.0%, compared to $2.8 million for the quarter ended June 30, 2016.  The increase in net interest income was primarily due to a $614,000, or 17.2%, increase in interest income, partially offset by a $47,000, or 6.4%, increase in interest expense.  The increase in interest income was primarily attributed to a $56.1 million, or 16.8%, increase in average interest-earning assets outstanding and a 1bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $17.1 million, or 6.1%, increase in average interest-bearing liabilities.  As a result, net interest margin of 3.50% for the quarter ended June 30, 2017 increased 9bps compared to the net interest margin of 3.41% for the quarter ended June 30, 2016.

Net interest income totaled $6.5 million for the six months ended June 30, 2017 and increased $967,000, or 17.6%, compared to $5.5 million for the six months ended June 30, 2016.  The increase in net interest income was primarily due to a $1.1 million, or 16.1%, increase in interest income, partially offset by a $146,000, or 10.2%, increase in interest expense.  The increase in interest income was primarily attributed to a $61.4 million, or 18.7%, increase in average interest-earning assets outstanding, partially offset by a 10bps decrease in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $27.1 million, or 9.9%, increase in average interest-bearing liabilities outstanding and a 1bp increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.32% for the six months ended June 30, 2017 decreased 3bps compared to the net interest margin of 3.35% for the six months ended June 30, 2016.

Robert E. Hoeweler, Chairman of the Board, added “Our seasoned team has achieved a consistent track record of improving performance which includes earnings growth, strengthening credit quality, along with demonstrating our ability to compete effectively for desirable loan and deposit business and customers.  Our expansion into the Cincinnati region is being well received.  All of us are excited to begin serving the needs of and building strong relationships with both business and personal clients in the SW Ohio region.”

Provision for loan and lease losses.  The provision for loan losses totaled $0 for the quarter ended June 30, 2017 and decreased $160,000, compared to $160,000 for the quarter ended June 30, 2016.  The decrease in the provision for loan losses for the quarter ended June 30, 2017 was primarily due to continued improvement in credit quality, favorable trends in certain qualitative factors and net recoveries for the quarter.  Net recoveries for the quarter ended June 30, 2017 totaled $16,000 compared to net charge-offs of $263,000 for the quarter ended June 30, 2016.  The ratio of the ALLL to nonperforming loans was 633.7% as of June 30, 2017.

The provision for loan losses totaled $0 for the six months ended June 30, 2017 and decreased $210,000, compared to $210,000 for the six months ended June 30, 2016.  The decrease in the provision for loan losses for the six months ended June 30, 2017 was primarily due to continued improvement in credit quality, favorable trends in certain qualitative factors and net recoveries for the six months ended June 30, 2017.  Net recoveries for the six months ended June 30, 2017 totaled $33,000 compared to net charge-offs of $217,000 for the six months ended June 30, 2016.

Noninterest income.  Noninterest income for the quarter ended June 30, 2017 totaled $177,000 and decreased $113,000, or 39.0%, compared to $290,000 for the quarter ended June 30, 2016. The decrease was primarily due to a $103,000 decrease in service charges on deposit accounts and a $11,000 decrease in other noninterest income.  The decrease in service charges on deposit accounts was primarily related to a  decrease in overdraft fee income. The decrease in other noninterest income was mostly related to decreased activity related to the Company’s joint ventures.

Noninterest income for the six months ended June 30, 2017 totaled $343,000 and decreased $251,000, or 42.3%, compared to $594,000 for the six months ended June 30, 2016. The decrease was primarily due to a $187,000 decrease in service charges on deposit accounts and a $60,000 decrease in other noninterest income.  The decrease in service charges on deposit accounts was primarily related to a  decrease in overdraft fee income. The decrease in other noninterest income was primarily related to decreased activity related to the Company’s joint ventures.

Noninterest expense.  Noninterest expense increased $414,000, or 17.7%, and totaled $2.8 million for the quarter ended June 30, 2017, compared to $2.3 million for the quarter ended June 30, 2016.  The increase in noninterest expense during the three months ended June 30, 2017 was primarily due to a $317,000 increase in salaries and employee benefits expense, a $66,000 increase in FDIC premiums, a $34,000 increase in data processing expense, and a $32,000 increase in occupancy and equipment expense, which was partially offset by a $72,000 decrease in professional fees. The increase in salaries and employee benefits was due to an increase in experienced commercial lenders, coupled with an increase in personnel in operations, credit and information technology to support our growth, infrastructure and risk management practices.  FDIC premiums increased primarily due to growth.  Data processing expenses increased as a result of certain conversion related expenses as systems were upgraded to provide enhanced capabilities.  Occupancy and equipment expense increased due to various maintenance items incurred and equipment purchases.    The decrease in professional fees was primarily due to elevated expenses incurred during the second quarter of 2016 for recruiting, work-out expenses,  various other consulting services and information technology projects.

Noninterest expense increased $580,000, or 12.1%, and totaled $5.4 million for the six months ended June 30, 2017, compared to $4.8 million for the six months ended June 30, 2016.  The increase in noninterest expense during the six months ended June 30, 2016 was primarily due to a $579,000 increase in salaries and employee benefits expense and a $50,000 increase in occupancy and equipment, partially offset by a $148,000 decrease in professional fees.  The increase in salaries and employee benefits was due to an increase in experienced commercial lenders, coupled with an increase in personnel in operations, credit and information technology to support our growth, infrastructure and risk management practices.  The increase in occupancy and equipment was due to various maintenance items incurred and equipment purchases.  The decrease in professional fees was primarily due to elevated expenses incurred in 2016 for recruiting, work-out expenses,  various other consulting services, and mortgage and information technology projects.

Income tax expense.  Income tax expense was $270,000 for the three months ended June 30, 2017, an increase of $66,000 compared to $204,000 for the three months ended June 30, 2016.    The effective tax rate for the quarter ended June 30, 2017 and June 30, 2016 was approximately 32.7% and 32.6%, respectively, which management believes is a reasonable estimate for the effective tax rate.

Income tax expense was $478,000 for the six months ended June 30, 2017, an increase of $124,000 compared to $354,000 for the six months ended June 30, 2016.  The effective tax rate for the six months ended June 30, 2017 and June 30, 2016 was approximately 33.2% and 32.4%, respectively, which management believes is a reasonable estimate for the effective tax rate.

Balance Sheet Activity

General.  Assets totaled $431.6 million at June 30, 2017 and decreased $4.5 million, or 1.0%, from $436.1 million at December 31, 2016.  The decrease was primarily due to a $23.7 million decrease in cash and cash equivalents, partially offset by a $19.7 million increase in net loan and lease balances.

Cash and cash equivalents.  Cash and cash equivalents totaled $34.2 million at June 30, 2017 and decreased $23.7 million, or 41.0%, from $57.9 million at December 31, 2016.  The decrease in cash and cash equivalents was primarily a result of funding loan growth.

Securities.  Securities available for sale totaled $12.9 million at June 30, 2017 and decreased $1.2 million, or 8.1%, from $14.1 million at December 31, 2016. The decrease was a result of scheduled maturities and repayments.

Loans and Leases.    Net loans and leases totaled $365.8 million at June 30, 2017 and increased $19.7 million, or 5.7%, from $346.1 million at December 31, 2016.  The increase was primarily due to a $12.2 million increase in commercial loan balances, a $3.2 million increase in single-family residential loans balances, a $2.9 million increase in construction loan balances, and a $1.6 million increase in commercial real estate loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.

Allowance for loan and lease losses (ALLL).    The ALLL totaled $7.0 million at June 30, 2017 and increased $33,000, or 0.5%, from $6.9 million at December 31, 2016.  The increase in the ALLL was primarily due to net recoveries for the six months ended June 30, 2017.  The ratio of the ALLL to total loans was 1.87% at June 30, 2017 compared to 1.96% at December 31, 2016.  The ratio of the ALLL to nonperforming loans was 633.7% at June 30, 2017, compared to 983.7% at December 31, 2016.

Foreclosed assets.  Foreclosed assets totaled $0 at June 30, 2017 compared to $204,000 at December 31, 2016.  Foreclosed assets at December 31, 2016 consisted of one single-family residential property that was transferred into REO at fair value in December 2016.  This property was sold during the second quarter of 2016.

Deposits.  Deposits totaled $369.3 million at June 30, 2017 and decreased $6.1 million, or 1.6%, from $375.4 million at December 31, 2016.  The decrease was primarily attributed to a $9.8 million decrease in money market account balances and a $9.0 million decrease in certificates of deposits, partially offset by a $12.2 million increase in checking account balances and a $562,000 increase in savings account balances.  The majority of the decrease in deposit balances is related to a decline in money market balances as certain promotional rates expired, coupled with a decline in listing service CD balances.

Stockholders’ equity. Stockholders’ equity totaled $40.0 million at June 30, 2017, an increase of $704,000, or 1.8%, from $39.3 million at December 31, 2016.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividends paid on the Company’s Series B Preferred Stock during the six months ended June 30, 2017.

Stock Repurchase Program

On April 26, 2017, the Company’s Board of Directors authorized an extension of the Company’s common stock repurchase program for an additional six months commencing May 10, 2017.  Any purchases under the repurchase program will be made from time to time in the open market in accordance with applicable federal and state securities laws and regulations.  The timing and amount of any stock repurchases will be determined by the Company’s management based on its evaluation of market conditions, regulatory requirements and other corporate considerations.  Since the commencement of the stock repurchase program in May 2016, the Company has repurchased a total of 21,300 shares of common stock for an aggregate purchase price of $30,000 as of June 30, 2017.  All repurchased shares are held by the Company as treasury stock.  No shares of common stock were repurchased during the six months ended June 30, 2017.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank, with the planned opening of its branch in Glendale, Ohio during the third quarter of 2017, will have a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two locations in Columbiana County, Ohio.  CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan and lease losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to effectively manage our growth;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan and lease losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to maintain consistent earnings or profitability in the future;
•	our ability to raise additional capital if and when necessary in the future;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;

•	legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	further increases in competition from other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2017	2016	% change	2017	2016	% change

Total interest income	$4,184	$3,570	17%	$8,041	$6,928	16%
Total interest expense	782	735	6%	1,573	1,427	10%
Net interest income	3,402	2,835	20%	6,468	5,501	18%

Provision for loan and lease losses	-	160	-100%	-	210	-100%
Net interest income after provision for loan and lease losses	3,402	2,675	27%	6,468	5,291	22%

Noninterest income
Service charges on deposit accounts	95	198	-52%	184	371	-50%
Net gain on sales of loans	24	23	4%	47	51	-8%
Other	58	69	-16%	112	172	-35%
Noninterest income	177	290	-39%	343	594	-42%

Noninterest expense
Salaries and employee benefits	1,492	1,175	27%	2,906	2,327	25%
Occupancy and equipment	181	149	21%	333	283	18%
Data processing	301	267	13%	578	542	7%
Franchise and other taxes	85	88	-3%	176	176	0%
Professional fees	228	300	-24%	476	624	-24%
Director fees	73	58	26%	142	105	35%
Postage, printing and supplies	49	41	20%	92	95	-3%
Advertising and promotion	32	18	78%	49	35	40%
Telephone	28	27	4%	60	58	3%
Loan expenses	41	12	242%	79	43	84%
Foreclosed assets, net	11	16	-31%	18	49	-63%
Depreciation	50	54	-7%	101	107	-6%
FDIC premiums	86	20	330%	157	134	17%
Regulatory assessment	32	28	14%	64	56	14%
Other insurance	23	27	-15%	49	58	-16%
Other	41	59	-31%	93	101	-8%
Noninterest expense	2,753	2,339	18%	5,373	4,793	12%

Income before income taxes	826	626	32%	1,438	1,092	32%
Income tax expense	270	204	32%	478	354	35%
Net Income	$556	$422	32%	$960	$738	30%
Dividends on Series B preferred stock and accretion of discount	(215)	(215)	0%	(429)	(429)	0%
Earnings attributable to common stockholders	$341	$207	65%	$531	$309	72%

Share Data
Basic earnings per common share	$0.02	$0.01		$0.03	$0.02
Diluted earnings per common share	$0.02	$0.01		$0.03	$0.02

Average common shares outstanding - basic	16,288,577	16,017,997		16,290,361	16,021,103
Average common shares outstanding - diluted	17,621,111	16,028,990		17,627,894	16,029,576

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2017	2017	2016	2016	2016
Assets
Cash and cash equivalents	$34,199	$24,307	$57,941	$52,302	$13,007
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	12,925	14,007	14,058	9,226	9,329
Loans held for sale	649	830	2,812	2,466	2,736
Loans and leases	372,807	367,916	353,050	336,269	330,977
Less allowance for loan and lease losses	(6,958)	(6,942)	(6,925)	(6,893)	(6,613)
Loans and leases, net	365,849	360,974	346,125	329,376	324,364
FHLB and FRB stock	3,186	3,186	1,942	1,942	1,942
Foreclosed assets, net	-	204	204	-	-
Premises and equipment, net	3,394	3,409	3,429	3,494	3,530
Bank owned life insurance	4,997	4,963	4,930	4,896	4,863
Accrued interest receivable and other assets	6,310	4,481	4,571	4,592	4,882
Total assets	$431,609	$416,461	$436,112	$408,394	$364,753

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$85,129	$72,001	$72,779	$53,515	$37,182
Interest bearing	284,182	276,244	302,585	292,339	258,846
Total deposits	369,311	348,245	375,364	345,854	296,028
FHLB advances	13,500	21,500	13,500	15,500	22,500
Advances by borrowers for taxes and insurance	104	132	408	349	198
Accrued interest payable and other liabilities	3,543	1,860	2,393	2,415	2,078
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	391,613	376,892	396,820	369,273	325,959

Stockholders' equity	39,996	39,569	39,292	39,121	38,794
Total liabilities and stockholders' equity	$431,609	$416,461	$436,112	$408,394	$364,753

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2017	2017	2016	2016	2016	2017	2016

Earnings
Net interest income	$3,402	$3,066	$2,876	$2,936	$2,835	$6,468	$5,501
Provision for loan and lease losses	$-	$-	$-	$20	$160	$-	$210
Noninterest income	$177	$166	$233	$350	$290	$343	$594
Noninterest expense	$2,753	$2,620	$2,518	$2,512	$2,339	$5,373	$4,793
Net Income	$556	$404	$384	$505	$422	$960	$738
Dividends on Series B preferred stock and accretion of discount	$(215)	$(214)	$(214)	$(214)	$(215)	$(429)	$(429)
Earnings available to common stockholders	$341	$190	$170	$291	$207	$531	$309
Basic earnings per common share	$0.02	$0.01	$0.01	$0.02	$0.01	$0.03	$0.02
Diluted earnings per common share	$0.02	$0.01	$0.01	$0.02	$0.01	$0.03	$0.02

Performance Ratios (annualized)
Return on average assets	0.54%	0.39%	0.36%	0.53%	0.47%	0.46%	0.42%
Return on average equity	5.60%	4.10%	3.92%	5.19%	4.37%	4.85%	3.83%
Average yield on interest-earning assets	4.30%	3.95%	3.78%	4.22%	4.29%	4.12%	4.22%
Average rate paid on interest-bearing liabilities	1.06%	1.03%	1.09%	1.08%	1.06%	1.05%	1.04%
Average interest rate spread	3.24%	2.91%	2.69%	3.14%	3.23%	3.07%	3.18%
Net interest margin, fully taxable equivalent	3.50%	3.14%	2.90%	3.32%	3.41%	3.32%	3.35%
Efficiency ratio	76.92%	81.06%	80.99%	76.45%	74.85%	78.89%	78.64%
Noninterest expense to average assets	2.66%	2.51%	2.38%	2.64%	2.61%	2.58%	2.71%

Capital
Tier 1 capital leverage ratio (1)	10.16%	9.88%	9.66%	10.28%	10.92%	10.16%	10.92%
Total risk-based capital ratio (1)	12.60%	12.47%	12.46%	13.11%	13.23%	12.60%	13.23%
Tier 1 risk-based capital ratio (1)	11.35%	11.22%	11.20%	11.85%	11.97%	11.35%	11.97%
Common equity tier 1 capital to risk weighted assets (1)	11.35%	11.22%	11.20%	11.85%	11.97%	11.35%	11.97%
Equity to total assets at end of period	9.27%	9.50%	9.01%	9.58%	10.64%	9.27%	10.64%
Book value per common share	$1.72	$1.69	$1.67	$1.69	$1.67	$1.72	$1.67
Tangible book value per common share	$1.72	$1.69	$1.67	$1.69	$1.67	$1.72	$1.67
Period-end market value per common share	$2.08	$2.14	$1.75	$1.41	$1.36	$2.08	$1.36
Period-end common shares outstanding	16,288,577	16,288,577	16,294,910	16,002,910	16,003,710	16,288,577	16,003,710
Average basic common shares outstanding	16,288,577	16,292,166	16,037,823	16,003,363	16,017,997	16,290,361	16,021,103
Average diluted common shares outstanding	17,621,111	17,634,698	16,150,989	16,021,023	16,028,990	17,627,894	16,029,576

Asset Quality
Nonperforming loans	$1,098	$1,385	$704	$868	$1,397	$1,098	$1,397
Nonperforming loans to total loans	0.29%	0.38%	0.20%	0.26%	0.42%	0.29%	0.42%
Nonperforming assets to total assets	0.25%	0.38%	0.21%	0.21%	0.38%	0.25%	0.38%
Allowance for loan and lease losses to total loans	1.87%	1.89%	1.96%	2.05%	2.00%	1.87%	2.00%
Allowance for loan and lease losses to nonperforming loans	633.70%	501.23%	983.66%	794.12%	473.37%	633.70%	473.37%
Net charge-offs (recoveries)	$(16)	$(17)	$(32)	$(260)	$263	$(33)	$217
Annualized net charge-offs (recoveries) to average loans	(0.02%)	(0.02%)	(0.04%)	(0.32%)	0.34%	(0.02%)	0.14%

Average Balances
Loans	$361,843	$329,618	$333,178	$327,346	$313,438	$345,731	$305,798
Assets	$413,786	$418,340	$422,681	$380,319	$358,290	$416,063	$354,140
Stockholders' equity	$39,748	$39,404	$39,204	$38,949	$38,632	$39,576	$38,527
(1) Regulatory capital ratios of CFBank